EXHIBIT 99.1

For Immediate Release
Contact:

Eric S. Bruner	Shawn Roberts	Jennifer Darwin
TSYS Media Relations	TSYS Investor Relations	Wachovia Corp.
+1.706.644.8457	+1.706.644.6081	+1.704.383.8149
ebruner@tsys.com	shawnroberts@tsys.com	jennifer.darwin@wachovia.com
TSYS, Wachovia Reach Agreement for Payment Services
Columbus, Ga., May 25, 2006 — TSYS and Wachovia Corporation, the No. 4 U.S. bank-holding company, today announce the execution of a long term agreement for TSYS to provide core-processing and other related services in support of Wachovia’s re-entry into the consumer credit-card line of business.
     The initial product launch is scheduled for early summer. Wachovia plans to launch its card program using TS2, the industry’s leading payment-processing engine, and a range of other portfolio-management services provided by TSYS.
     “It’s a privilege to welcome Wachovia to the TSYS family,” says Philip W. Tomlinson, chairman and chief executive officer of TSYS. “Wachovia has earned a tremendous reputation as one of the nation’s premier financial-services companies, and we’re excited to be chosen as the trusted agent for its card portfolio.”
     “We are extremely pleased to partner with a company that is a clear technological leader in the credit-card processing industry,” says Steven G. Boehm, president of Wachovia Card Services. “Our company has decided to re-enter the card-issuing business to provide Wachovia customers with outstanding products and stellar customer service. TSYS is a company we can build a trusting relationship with, just like those we work to create with every Wachovia customer. Strong partnerships are critical to us as we build an innovative payment-card business for the 21st century.”
     Until recently, Wachovia had processed its consumer-credit card portfolio through an agent-bank agreement with the former MBNA Corp. The company conducted an in-depth analysis of its credit-card business options after the announcement that Bank of America would acquire MBNA and determined that issuing its own credit cards directly would ensure that it continued to provide industry-leading service to its customers and the best returns to its shareholders.
About TSYS
     TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit and prepaid services for financial institutions and retail companies in North America, Europe and the Asia-Pacific. Based in Columbus, Ga., TSYS
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TSYS, Wachovia reach agreement for payment services/p. 2
(NYSE: TSS) is 80-percent held by Synovus Financial Corp. (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.
About Wachovia
     Wachovia Corporation (NYSE: WB) is one of the nation’s largest diversified financial services companies, providing 13.4 million household and business relationships with a broad range of banking, asset management, wealth management and corporate and investment banking products and services. Wachovia operates as Wachovia Bank through 3,159 offices in 16 states from Connecticut to Florida and west to Texas, and, until merger integration activity is completed, will continue to be known as Western Financial Bank in California. Two core businesses operate under the Wachovia Securities brand name: retail brokerage in 49 states and in Latin America, and corporate and investment banking in selected industries nationwide. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com. Wachovia had assets of $541.8 billion, market capitalization of $90.2 billion and stockholders’ equity of $49.8 billion at March 31, 2006.
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